Exhibit 99.1
For Additional Information:
Navarre Investor Relations
763-535-8333
ir@navarre.com
NAVARRE CORPORATION REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER FISCAL YEAR 2011
Company achieves second consecutive quarter of solid net sales growth
Further reduces debt levels to half of December 31, 2009 balance
MINNEAPOLIS, MN — January 31, 2011 — Navarre Corporation (NASDAQ: NAVR), a leading distributor, provider of complete logistics solutions, and publisher of computer software and Japanese animé, today reported its financial results for the third quarter and year-to-date periods of its 2011 fiscal year.
Third Quarter Fiscal Year 2011
•	Net sales from continuing operations increased 17 percent to $147.3 million, as compared to net sales from continuing operations of $125.8 million for the same period last year, an increase of $21.5. Continuing operations does not include the results of FUNimation Entertainment, which the Company is currently marketing for a potential sale and is classified as discontinued operations pursuant to GAAP.
•	Operating income from continuing operations during the third quarter was $2.1 million, as compared to operating income from continuing operations of $2.9 million in the prior fiscal year, a decrease of 27 percent.
•	Net income was $2.9 million, or $0.08 per diluted share, as compared to net income of $7.2 million, or $0.20 per diluted share, in the prior year’s third quarter. Net income in the prior year’s third quarter included the impact of a $5.2 million, or $0.14 per diluted share, non-cash income tax benefit arising out of the partial reversal of a valuation allowance recorded against deferred tax assets. Net of this gain in the fiscal 2010 third quarter, net income during that period would have been $2.0 million, or $0.06 per diluted share. (See “Use of Non-GAAP Financial Information” below)
•	EBITDA before share-based compensation expense from continuing operations was $3.3 million, as compared to EBITDA before share-based compensation expense from continuing operations of $4.1 million in the prior year’s third quarter, a decrease of 20 percent. (See “Use of Non-GAAP Financial Information” below)
•	Debt at December 31, 2010 was reduced to $12.5 million and includes the use of $8.1 million in cash in connection with the May 2010 acquisition of Punch! Software. Total debt has been cut in half from $25.0 million, at December 31, 2009.

Year-to-Date Fiscal Year 2011
•	Net sales from continuing operations during the first three quarters of the 2011 fiscal year were $366.6 million, as compared to net sales from continuing operations of $362.8 million for the same period last year, an increase of $3.8 million or 1 percent.
•	Operating income from continuing operations on a year-to-date basis was $6.4 million, as compared to operating income from continuing operations of $7.0 million through the end of the third quarter in the prior fiscal year, a decrease of 9 percent.
•	Net income during the first three quarters of the 2011 fiscal year was $7.2 million, or $0.19 per diluted share, as compared to net income of $13.7 million, or $0.37 per diluted share, in the prior year. Net income in the prior fiscal year included the impact of a $5.3 million, or $0.14 per diluted share, non-cash income tax benefit arising out of the partial reversal of a valuation allowance recorded against deferred tax assets. Net of this gain in the fiscal 2010 year-to-date third quarter, net income would have been $8.4 million, or $0.23 per diluted share.
•	EBITDA before share-based compensation expense from continuing operations on a year-to-date basis was $9.5 million, as compared to EBITDA before share-based compensation expense from continuing operations of $11.8 million in the prior year, a decrease of $2.3 million or 20 percent. Year-to-date EBITDA before share-based compensation expense from continuing operations includes the impact of a foreign exchange loss, as compared to a foreign exchange gain in the first nine months of the prior year, to create a $1.4 million year-over-year negative impact. (See “Use of Non-GAAP Financial Information” below)
“We are pleased with our performance in the third quarter,” commented Cary L. Deacon, Chief Executive Officer. “We saw strong net sales growth from most of our business lines, despite the continuation of a challenging selling environment, and our results exceeded analyst expectations for top line performance. Net income performance was up from prior year levels, when you adjust for the non-cash income tax benefit we received in the third quarter of fiscal 2010, though gross margin levels in our distribution segment were constrained in the quarter by the mix of product sales. We were particularly pleased with strong sales in our accessories business, which has more than doubled from prior fiscal year levels. We were able to accomplish these results while investing in new lines of business, Canadian operations, direct-to-consumer fulfillment business and the Punch! acquisition. I believe that these investments are a necessary part of our transformational long-term strategy and position Navarre for continued success as we open new opportunities for profitable growth.”
Distribution Segment
For the third quarter ended December 31, 2010, the distribution segment’s net sales, before inter-company eliminations, increased $19.6 million, or 16 percent, to $144.4 million, as compared to net sales of $124.8 million for the same period last year. This increase in net sales resulted from improved sales of all product categories, with particular strength in the sales of security and utility software, as well as consumer electronics and accessories. Operating income in the distribution segment was $0.8 million in the third quarter, as compared to $1.6 in the third quarter of the prior fiscal year, a decrease of $788,000, primarily as a result of a year-over-year decrease in gross margin percentage due to product mix. (See “Use of Non-GAAP Financial Information” below)
During the first nine months of the 2011 fiscal year, the distribution segment’s net sales, before inter-company eliminations, were $359.1 million, as compared to net sales of $357.5 million for the same period last year, an increase of $1.6 million. Operating income in the distribution segment was $2.5 million on a year-to-date basis, as compared to $3.2 million in the prior fiscal year, a decrease of $718,000. (See “Use of Non-GAAP Financial Information” below)
Publishing Segment
The publishing segment includes the results of Encore Software. The results of FUNimation Entertainment, which is being marketed for sale, is classified as discontinued operations pursuant to GAAP.
For the third quarter ended December 31, 2010, the publishing segment’s net sales, before inter-company eliminations, were $8.3 million, as compared to net sales of $8.5 million for the same period last year, a decrease of 2 percent. The Company had previously anticipated an increase in publishing segment net sales arising out of the acquisition of the Punch! line of home design software. However, those sales gains were offset during the quarter by a decline in sales of print productivity and gaming products. Operating income in the publishing segment was $1.3 million in the third quarter, unchanged from the same period in the prior fiscal year. (See “Use of Non-GAAP Financial Information” below)
During the first nine months of the 2011 fiscal year, the publishing segment’s net sales, before inter-company eliminations, were $24.0 million, as compared to net sales of $23.4 million for the same period last year, an increase of 3 percent. Operating income for the publishing segment was $3.9 million on a year-to-date basis, as compared to $3.8 million in the prior fiscal year, an increase of 3 percent. (See “Use of Non-GAAP Financial Information” below)
Discontinued Operations
Discontinued operations includes the results of FUNimation Entertainment. Net income from discontinued operations during the third quarter was $1.8 million, as compared to $928,000 in the prior fiscal year. Strong earnings performance in discontinued operations resulted from solid year-over-year sales growth. Cash flow from discontinued operations contributed strongly to the company’s year-over-year debt reduction.
The company has not yet received an adequate offer in connection with its efforts to sell FUNimation Entertainment. Although this sales process continues, if the company does not receive an adequate offer in the fourth quarter, it anticipates that these efforts will be halted.
Outlook
The Company’s guidance from continuing operations for fiscal year 2011 is as follows:

•	Net sales from continuing operations are unchanged and anticipated to be between $480 million and $520 million;
•	EBITDA before share-based compensation expense from continuing operations has been lowered, due to a significant sales shortfall at Encore in the third and fourth quarters, and is expected to be between $12 million and $14 million ; and
•	Cash flow from continuing operations is anticipated to be positive.
“While we will continue to look for growth opportunities and to support our business through strategic investments, we remain highly focused on strengthening our balance sheet and prudent cash management,” continued Deacon. “Through the third quarter of fiscal year 2011 we have cut debt levels in half from $25.0 million at December 31, 2009, while investing in our business. In the fourth quarter, we will further reduce debt levels and expect to fully pay down our debt by the end of fiscal year 2011. We believe that our balance sheet and current loan structure creates the financial flexibility to execute our long-term transformational strategic plan. Our growth strategy is supported by a multi-faceted plan, which includes:
•	leveraging our state-of-the-art systems and logistics capabilities,

•	expanding our products and services beyond digitally downloadable products,

•	providing back-end logistics solutions and fulfillment capabilities to our customers and clients, and

•	expanding our direct-to-consumer fulfillment business.
I look forward to updating you as we continue to make progress towards these goals.”
Conference Call
The Company will host a conference call at 11:00 a.m. ET (10:00 a.m. CT), Tuesday, February 1, 2011, to discuss its fiscal year 2011 third quarter and year-to-date financial results. The conference call can be accessed by dialing (866) 831-6243, and utilizing conference participant passcode “83066830”, ten minutes prior to the scheduled start time. In addition, this discussion will be simultaneously webcast live and can be accessed in the “Investors” section of the Company’s web site located at www.navarre.com. A replay of the conference call will be available at the Company’s web site.
About Navarre Corporation
Navarre® Corporation provides distribution, third party logistics, supply chain management and other related services for North American retailers and their suppliers. For over 25 years, the Company has been a leading distributor for computer software, home entertainment media, consumer electronics and accessories. The Company also publishes computer software in its Encore® subsidiary and produces animé video through its FUNimation Entertainment® subsidiary. Navarre was founded in 1983 and is headquartered in Minneapolis, Minnesota. Additional information can be found at www.navarre.com.
Use of Non-GAAP Financial Information
In evaluating our financial performance and operating trends, management considers information concerning our net sales before inter-company eliminations, and earnings before interest, taxes, depreciation, amortization, and share-based compensation expense, which are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The Company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the Company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these preliminary non-GAAP financial measures to the comparable GAAP results, which is attached to this release and can also be found on the Company’s web site at www.navarre.com.
Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; the Company’s dependence on significant vendors; the continued deterioration in the business of some of the Company’s customers could harm its business; a pending investigation by the U.S. Securities and Exchange Commission (the “SEC”) or litigation arising out of this investigation may subject the Company to significant costs; the seasonal nature of the Company’s business; the Company’s ability to meet significant working capital requirements; the Company may not be able to adequately adjust its cost structure in response to a decrease in net sales; technology developments could continue to adversely affect the Company’s business; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s SEC reports, including, in particular, the Company’s Form 10-K filings, as well as its other SEC filings and public disclosures.
Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Investors and shareholders may obtain free copies of the Company’s public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please contact the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

NAVARRE CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$147,325	$125,846	$366,593	$362,753
Cost of sales (exclusive of depreciation and amortization)	129,512	108,621	317,043	313,822

Gross profit	17,813	17,225	49,550	48,931
Operating expenses:
Selling and marketing	5,910	4,797	16,071	13,327
Distribution and warehousing	2,922	2,544	8,080	7,055
General and administrative	5,924	6,099	16,147	18,370
Depreciation and amortization	983	928	2,865	3,177

Total operating expenses	15,739	14,368	43,163	41,929

Income from operations	2,074	2,857	6,387	7,002
Other income (expense):
Interest income (expense), net	(506)	(801)	(1,357)	(1,844)
Other income (expense)	(108)	70	(539)	885

Income from continuing operations before income tax	1,460	2,126	4,491	6,043
Income tax (expense) benefit	(393)	4,185	(1,764)	2,967

Net income from continuing operations	1,067	6,311	2,727	9,010
Discontinued operations:
Income from discontinued operations, net of tax	1,849	928	4,424	4,670

Net income	$2,916	$7,239	$7,151	$13,680

Basic earnings per common share:
Continuing operations	$0.03	$0.17	$0.08	$0.25
Discontinued operations	0.05	0.03	0.12	0.13

Net income	$0.08	$0.20	$0.20	$0.38

Diluted earnings per common share:
Continuing operations	$0.03	$0.17	$0.07	$0.24
Discontinued operations	0.05	0.03	0.12	0.13

Net income	$0.08	$0.20	$0.19	$0.37

Weighted average shares outstanding:
Basic	36,471	36,301	36,405	36,258
Diluted	37,008	36,744	36,925	36,617

NAVARRE CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	(Unaudited)	(Unaudited)
	December 31,	December 31,	March 31,
	2010	2009	2010
Assets
Current assets:
Accounts receivables, net	$79,330	$62,377	$61,880
Inventories	28,469	21,116	21,164
Other	19,262	18,632	21,210
Current assets of discontinued operations	5,339	6,097	6,071

Total current assets	132,400	108,222	110,325
Property and equipment, net	9,758	12,232	11,790
Other assets	26,141	19,886	20,054
Non-current assets of discontinued operations	30,716	30,171	29,434

Total assets	$199,015	$170,511	$171,603

Liabilities and shareholders’ equity
Current liabilities:
Revolving line of credit	$12,547	$25,046	$6,634
Accounts payable	92,640	71,558	79,968
Deferred compensation	—	1,543	1,333
Other	15,707	12,931	15,844
Current liabilities of discontinued operations	7,543	6,605	5,760

Total current liabilities	128,437	117,683	109,539
Long-term liabilities:
Other	1,688	1,481	1,303

Total liabilities	130,125	119,164	110,842
Shareholders’ equity	68,890	51,347	60,761

Total liabilities and shareholders’ equity	$199,015	$170,511	$171,603

NAVARRE CORPORATION
Consolidated Condensed Statements of Cash Flows
(In thousands)

	(Unaudited)
	Nine Months Ended December 31,
	2010	2009
Net cash (used in) provided by operating activities	$(3,735)	$146
Net cash used in investing activities	(9,266)	(2,052)
Net cash provided by financing activities	7,344	409

Net cash used in continuing operations	(5,657)	(1,497)

Discontinued operations
Net cash provided by operating activities	6,026	2,021
Net cash used in investing activities	(362)	(517)
Net cash used in financing activities	(7)	(7)

Net cash provided by discontinued operations	5,657	1,497

Net increase (decrease) in cash	—	—
Cash at beginning of period	—	—

Cash at end of period	$—	$—

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)
     Reconciliation of Net Sales Before Inter-Company Eliminations to GAAP Net Sales and Business Segment Information

	Three Months Ended December 31,				Nine Months Ended December 31,
	2010	%	2009	%	2010	%	2009	%
Net sales:
Distribution	$144,402	94.6%	$124,786	93.7%	$359,116	93.7%	$357,518	93.9%
Publishing	8,311	5.4%	8,459	6.3%	24,021	6.3%	23,412	6.1%

Net sales before inter-company eliminations	152,713		133,245		383,137		380,930
Inter-company eliminations	(5,388)		(7,399)		(16,544)		(18,177)

Net sales as reported	$147,325		$125,846		$366,593		$362,753

Income from continuing operations:
Distribution	$802		$1,590		$2,510		$3,228
Publishing	1,272		1,267		3,877		3,774

Consolidated income from continuing operations	$2,074		$2,857		$6,387		$7,002

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)
     Reconciliation of Net Income from Continuing Operations to EBITDA Before Share-Based Compensation Expense

	Three Months		Nine Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Net income from continuing operations, as reported	$1,067	$6,311	$2,727	$9,010
Interest expense (income), net	506	801	1,357	1,844
Income tax expense (benefit)	393	(4,185)	1,764	(2,967)
Depreciation and amortization	983	928	2,865	3,177
Share-based compensation	318	252	786	781

EBITDA before share-based compensation expense	$3,267	$4,107	$9,499	$11,845

NAVARRE CORPORATION
Supplemental Information
(In thousands, except per share amounts)
Consolidated Pro-forma Net Income

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income	$2,916	$7,239	$7,151	$13,680
Valuation allowance partial reversal	—	(5,190)	—	(5,273)

Pro-forma net income	$2,916	$2,049	$7,151	$8,407

Diluted earnings per common share:
Net income	$0.08	$0.20	$0.19	$0.37
Valuation allowance partial reversal	—	(0.14)	—	(0.14)

Pro-forma net income	$0.08	$0.06	$0.19	$0.23

Weighted average shares outstanding:
Diluted	37,008	36,744	36,925	36,617